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Exhibit 21

SMTEK INTERNATIONAL, INC.
SUBSIDIARIES OF THE REGISTRANT

        All subsidiaries are 100% owned by SMTEK International, Inc. and are included in the consolidated financial statements. Each subsidiary was organized in the jurisdiction specified under its name in the following list.

Jolt Techology, Inc.
Delaware

SMTEK, Inc., dba SMTEK Thousand Oaks
California

SMTEK New England, Inc.
Massachusetts

SMTEK Santa Clara, Inc.
California

SMTEK International (Thailand) Limited
Thailand

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  Exhibit 21
SMTEK INTERNATIONAL, INC. SUBSIDIARIES OF THE REGISTRANT